UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

Mentor Graphics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Mentor Graphics Corporation, Investor Relations, 8005 SW Boeckman Rd., Wilsonville, OR 97070, 1-503-685-1462.

Participants in Solicitation

The Company and its directors, executive officers and certain employees may be deemed, and Siemens Industry, Inc. and its managing board, officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc. With respect to Siemens Industry, Inc. and its managing board, officers and employees, certain additional information is available and has been prepared in accordance with the German Commercial Code. Information concerning the ownership of the Company’s securities by the Company’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information regarding the names, affiliations and interests of such individuals is available in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and its definitive proxy statement for the 2016 annual meeting of shareholders filed with the SEC on May 18, 2016. Information regarding the Company’s directors, executive officers and certain other employees who may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc., including their respective interests by security holdings or otherwise, also will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents will be available free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com.

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Joe Reinhart

Vice President, Investor Relations and Corporate Development

503.685.1462

joe_reinhart@mentor.com

Mentor Graphics Reports Fiscal Third Quarter Results

WILSONVILLE, Ore., November 22, 2016 — Mentor Graphics Corporation (NASDAQ: MENT) today announced financial results for the company’s fiscal third quarter ended October 31, 2016. The company reported revenues of $322.5 million, GAAP earnings per share of $0.37 and non-GAAP earnings per share of $0.50.

Fiscal Third Quarter Performance

•	Book to bill was a record for a third quarter and solidly above 1.0 for the second consecutive quarter.

•	Annualized fee growth for top 10 renewals was 60 percent overall with fees from systems customers growing over 160 percent and those from integrated circuit (IC) customers growing 35 percent.

•	Average term length for renewals in the top 10 deals was 3.1 years.

•	Emulation product revenue, up 100 percent year over year, included 4 new customers for the second consecutive quarter.

•	GAAP gross margin was 84.1 percent. Non-GAAP gross margin of 84.9 percent is the highest for a Q3 in the last five years and 340 basis points higher than last quarter.

•	GAAP operating expenses were $215 million. Non-GAAP operating expenses of $202 million were on guidance and flat year over year.

“Mentor’s third quarter results solidly exceeded revenue and earnings-per-share guidance,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “Book to bill was significantly

1 of 15

above one with strength in both semiconductor and system accounts. Growth of the annual run-rate in our top 10 customers was a strong 60 percent in the third fiscal quarter. After quarter end, on November 14, we announced an agreement whereby Siemens will acquire Mentor Graphics. Joining forces with Siemens will enable Mentor to achieve the next level of success for our customers and employees.”

During the quarter Mentor Graphics acquired Galaxy Semiconductor, a leading provider of test data analysis and defect reduction software for the semiconductor industry. The company further extended its offerings within the Calibre® and Analog FastSPICE (AFS™) platforms to support TSMC 7 nm and 16 FFC FinFET process technologies. Mentor received two Partner of the Year Awards from TSMC for joint delivery of the 7 nm mobile design platform and the Integrated Fan-Out (INFO) design solution.

Mentor announced a partnership with embedded middleware vendor Real-Time Innovations (RTI) for secure embedded systems communications in industrial, medical and mil-aero applications. The company also released the new Xpedition® multi-board system design solution enabling multi-discipline team collaboration, as well as advanced technologies in the Xpedition flow to enable design and verification of 3D rigid-flex structures. In automotive news, the company announced a joint agreement with Telemotive AG to provide smart charging technology for plug-in vehicles.

“Bookings were up 50 percent over the same quarter a year ago,” said Gregory K. Hinckley, president of Mentor Graphics. “Revenue of $323 million is a record for a third quarter and up 11 percent from the same period a year ago while non-GAAP earnings per share of $0.50 were up 78 percent year over year. Robust revenue combined with our continued attention to expense control resulted in a GAAP operating margin of 18 percent. In addition non-GAAP operating margin of 22 percent drove non-GAAP operating profits up over 60 percent year over year.”

Outlook

On November 14, 2016, the company announced that it had entered into a merger agreement under which Siemens will acquire Mentor Graphics. As a result of the acquisition announcement, the company will not provide an outlook for future financial results and is withdrawing all previously issued financial guidance.

2 of 15

Dividend

The company announced a quarterly dividend of $0.055 per share. The dividend is payable on January 3, 2017 to shareholders of record at the close of business on December 8, 2016.

Fiscal Year Definition

Mentor Graphics Corporation’s fiscal year runs from February 1 to January 31. The fiscal year is dated by the calendar year in which the fiscal year ends. As a result, the first three fiscal quarters of any fiscal year will be dated with the next calendar year, rather than the current calendar year.

Discussion of Non-GAAP Financial Measures

Mentor Graphics’ management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross profit, operating income, operating margin, net income, and earnings per share which we refer to as non-GAAP gross profit, operating income, operating margin, net income, and earnings per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenues, research and development, marketing and sales, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses, interest expense associated with the amortization of original issuance debt discount on convertible debt, the equity in earnings or losses of unconsolidated entities (except Frontline PCB Solutions Limited Partnership (Frontline)), and the impact on basic and diluted earnings per share of changes in the calculated redemption value of noncontrolling interests, which management does not consider reflective of our core operating business.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and

3 of 15

individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•	Identified intangible assets consist primarily of purchased technology, backlog, trade names, and customer relationships. Amortization charges for our intangible assets can vary in frequency and amount due to the timing and magnitude of acquisition transactions. We consider our operating results without these charges when evaluating our core performance due to their variability. Generally, the most significant impact to inter-period comparability of our net income is in the first twelve months following an acquisition.

•	Special charges may include expenses related to employee severance, certain litigation costs, acquisitions, excess facility costs, and other asset related charges. Special charges are incurred based on particular facts and circumstances and can vary in amount and frequency. Restructuring costs included in special charges include costs incurred for employee terminations, including severance and benefits, driven by modification of business strategy or business emphasis. Litigation costs classified as special charges consist of professional service fees related to patent litigation involving us, EVE S.A., and Synopsys, Inc. These costs are included in special charges because of the significance in variability of timing and amount. Special charges are not ordinarily included in our annual operating plan and related budget due to unpredictability, driven in part by rapidly changing technology and the competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options and restricted stock units, and purchases made as a result of our employee stock purchase plans. We do not consider equity plan-related compensation expense in evaluating our managers’ performance internally or our core operations in any given period.

•	Interest expense attributable to amortization of the original issuance debt discount on convertible debt is excluded. Management does not consider this charge as a part of our core operating performance. We do not consider the amortization of the original issuance debt discount on convertible debt to be a direct cost of operations.

•	Equity in earnings or losses of unconsolidated entities represents our equity in the net income (loss) of common stock investments accounted for under the equity method. The carrying amounts of our investments are adjusted for our share of earnings or losses of the investee. We report our equity in the earnings or losses of investments in other income, net (with the exception of our investment in Frontline as discussed below). The amounts are excluded from our non-GAAP results as we do not control the results of operations for the investments and we do not participate in regular and periodic operating activities; therefore, management does not consider these investments as a part of our core operating performance.

•	The Company maintains a 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. Although we do not exert control, we actively participate in regular and periodic activities such as budgeting, business planning, marketing, and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

4 of 15

•	Income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, utilizing a normalized effective tax rate. The normalized non-GAAP effective tax rate of 19% considers our global tax posture, including the weighted average tax rates applicable in the various jurisdictions in which we operate; eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency; and considers our U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit in our financial statements. Our non-GAAP effective tax rate is subject to change over time for various reasons, including changes in geographic business mix, statutory tax rates, foreign re-investment expectations, and availability of U.S. tax loss carryforwards and tax credits that were not previously recorded as a benefit. Our GAAP tax rate for the nine months ended October 31, 2016 is 15% after consideration of period specific items. Without period specific items of ($1.5) million, our GAAP tax rate is 19%. Our full fiscal year 2017 GAAP tax rate, inclusive of period specific items recognized through October 31, 2016, is projected to be 18%.

•	Our agreement with the former owners of noncontrolling interests in one of our subsidiaries gave them a right to require us to purchase their interests for a price based on a formula defined in the agreement. Under GAAP, increases (or decreases to the extent they offset previous increases) in the calculated redemption value of the noncontrolling interests are recorded directly to retained earnings and therefore do not affect net income. However, as required by GAAP, these amounts are applied to increase or decrease the numerator in the calculation of basic and diluted earnings per share. The amount for the three and nine months ended October 31, 2015 reflects our adjustment to redemption value for this time period. In September 2015 we acquired the remaining noncontrolling interest in the subsidiary. Management does not consider fluctuations in the calculated redemption value of noncontrolling interests to be relevant to our core operating performance.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options, restricted stock units, employee stock purchase plan shares, and convertible debt in a loss situation.

Non-GAAP gross profit, operating income, operating margin, net income, and earnings per share are supplemental measures of our performance that are not presented in accordance with GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross profit, operating income, operating margin, net income, and earnings per share because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by

5 of 15

management. Non-GAAP net income also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future, we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income are:

•	Amortization of intangible assets represents the loss in value as the technology in our industry evolves, advances, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•	We regularly evaluate our business to determine whether any operations should be eliminated or curtailed. Additionally, as part of our ongoing business, we engage in acquisition and assimilation activities and patent litigation. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•	Our stock incentive and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•	Our income tax expense will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits.

•	Other companies, including other companies in our industry, calculate non-GAAP net income differently than we do, limiting its usefulness as a comparative measure.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of approximately $1.18 billion. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

6 of 15

(Mentor Graphics, Mentor, Calibre and Xpedition are registered trademarks and AFS is a trademark of Mentor Graphics Corporation. All other company and/or product names are the trademarks and/or registered trademarks of their respective owners.)

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Mentor Graphics Corporation, Investor Relations, 8005 SW Boeckman Rd., Wilsonville, OR 97070, 1-503-685-1462.

Participants in Solicitation

The Company and its directors, executive officers and certain employees may be deemed, and Siemens Industry, Inc. and its managing board, officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc. With respect to Siemens Industry, Inc. and its managing board, officers and employees, certain additional information is available and has been prepared in accordance with the German Commercial Code. Information concerning the ownership of the Company’s securities by the Company’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information regarding the names, affiliations and interests of such individuals is available in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and its definitive proxy statement for the 2016 annual meeting of shareholders filed with the SEC on May 18, 2016. Information regarding the Company’s directors, executive officers and certain other employees who may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition of the Company by Siemens Industry, Inc., including their respective interests by security holdings or otherwise, also will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents will be available free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.mentor.com.

7 of 15

Forward-Looking Statements

Statements in this press release regarding the company’s guidance for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) uncertainty associated with the announcement and pendency of our agreement to be acquired by U.S.-based entities affiliated with Siemens AG could adversely affect our business and relationships with customers; (ii) continued economic weakness in the European Union, China, Japan or other countries, and the adverse impact of such weakness on the company’s customers in those regions; (iii) the company’s ability to successfully update existing hardware and software products and offer new products and services that compete in the highly competitive EDA industry, including the risk of obsolescence for our hardware products; (iv) effects of customer mergers, divestitures or shutdowns of business units or divisions, customer seasonal purchasing patterns and the timing of significant orders which may negatively or positively impact the company’s quarterly results of operations; (v) effects of the volatility of foreign currency fluctuations on the company’s business and operating results; (vi) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers, or result in loss of business; (vii) changes in accounting or reporting rules or interpretations, including new rules affecting revenue recognition; (viii) the impact of audits by taxing authorities, or changes in applicable tax laws, regulations or enforcement practices; (ix) political and economic uncertainty regarding Britain’s exit from the EU; (x) effects of unanticipated shifts in product mix on gross margin; and (x) litigation; all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding guidance do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

# # #

8 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except earnings per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Revenues:
System and software	$198,605	$168,699	$439,064	$486,831
Service and support	123,911	121,817	365,435	356,890

Total revenues	322,516	290,516	804,499	843,721

Cost of revenues: (1)
System and software	13,713	9,759	37,375	36,432
Service and support	35,649	35,286	100,910	100,275
Amortization of purchased technology	1,828	1,844	5,400	5,496

Total cost of revenues	51,190	46,889	143,685	142,203

Gross profit	271,326	243,627	660,814	701,518

Operating expenses:
Research and development (2)	101,023	99,669	285,561	278,237
Marketing and selling (3)	91,646	93,165	259,816	262,857
General and administration (4)	20,015	19,665	56,777	56,298
Equity in earnings of Frontline	(634)	(1,755)	(2,311)	(3,976)
Amortization of intangible assets (5)	1,462	2,364	4,536	6,817
Special charges (6)	1,500	4,831	5,936	43,994

Total operating expenses	215,012	217,939	610,315	644,227

Operating income:	56,314	25,688	50,499	57,291
Other income, net (7)	268	320	1,795	849
Interest expense (8)	(5,143)	(4,915)	(14,971)	(14,381)

Income before income tax	51,439	21,093	37,323	43,759
Income tax expense (9)	9,677	7,204	5,560	9,763

Net income	41,762	13,889	31,763	33,996
Less: Loss attributable to noncontrolling interest (10)	—	(790)	—	(2,010)

Net income attributable to Mentor Graphics shareholders	$41,762	$14,679	$31,763	$36,006

Net income per share attributable to Mentor Graphics shareholders:
Basic[a]	$0.38	$0.13	$0.29	$0.31

Diluted[a,b]	$0.37	$0.12	$0.29	$0.30

Weighted average number of shares outstanding:
Basic	108,887	117,759	108,442	116,787

Diluted	114,112	120,141	110,931	121,963

[a]	We have increased the numerator of our basic and diluted earnings per share calculation for the adjustment of the noncontrolling interest with redemption feature to its calculated redemption value, recorded directly to retained earnings, as follows:

$133	$258

[b]	We have increased the numerator of our diluted earnings per share calculation by $519 for the three months ended October 31, 2016 and the nine months ended October 31, 2015 for the dilutive effect of our convertible debt. Corresponding dilutive shares of 2,496 for the three months ended October 31, 2016 and 2,565 for the nine months ended October 31, 2015 are included in the diluted weighted average number of shares outstanding.

Refer to following page for a description of footnotes.

9 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

Listed below are the items included in net income that management excludes in computing the non-GAAP financial measures referred to in the text of this press release. Items are further described under “Discussion of Non-GAAP Financial Measures.”

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
(1) Cost of revenues:
Equity plan-related compensation	$785	$665	$2,277	$1,981
Amortization of purchased technology	1,828	1,844	5,400	5,496

	$2,613	$2,509	$7,677	$7,477

(2) Research and development:
Equity plan-related compensation	$4,708	$4,095	$13,598	$12,213

(3) Marketing and selling:
Equity plan-related compensation	$2,911	$2,468	$8,612	$7,314

(4) General and administration:
Equity plan-related compensation	$2,687	$2,797	$9,031	$9,381

(5) Amortization of intangible assets:
Amortization of other identified intangible assets	$1,462	$2,364	$4,536	$6,817

(6) Special charges:
Rebalance, restructuring, certain litigation, and other costs	$1,500	$4,831	$5,936	$43,994

(7) Other income, net:
Net loss of unconsolidated entities	$36	$72	$81	$33

(8) Interest expense:
Amortization of original issuance debt discount	$1,786	$1,663	$5,263	$4,900

(9) Income tax expense:
Non-GAAP income tax effects	$(3,460)	$(756)	$(11,931)	$(16,056)

(10) Loss attributable to noncontrolling interest:
Amortization of intangible assets, equity-plan related compensation, and income tax effects	$—	$(238)	$—	$(638)

10 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(In thousands, except earnings per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP net income attributable to Mentor Graphics shareholders	$41,762	$14,679	$31,763	$36,006
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	785	665	2,277	1,981
Research and development	4,708	4,095	13,598	12,213
Marketing and selling	2,911	2,468	8,612	7,314
General and administration	2,687	2,797	9,031	9,381
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	1,828	1,844	5,400	5,496
Amortization of intangible assets (3)	1,462	2,364	4,536	6,817
Special charges (4)	1,500	4,831	5,936	43,994
Other income, net (5)	36	72	81	33
Interest expense (6)	1,786	1,663	5,263	4,900
Non-GAAP income tax effects (7)	(3,460)	(756)	(11,931)	(16,056)
Noncontrolling interest (8)	—	(238)	—	(638)

Total of non-GAAP adjustments	14,243	19,805	42,803	75,435

Non-GAAP net income attributable to Mentor Graphics shareholders	$56,005	$34,484	$74,566	$111,441

GAAP weighted average shares (diluted)	114,112	120,141	110,931	121,963
Non-GAAP adjustment	—	2,695	1,071	—

Non-GAAP weighted average shares (diluted)	114,112	122,836	112,002	121,963

Net income per share attributable to Mentor Graphics shareholders:
GAAP (diluted)	$0.37	$0.12	$0.29	$0.30
Non-GAAP adjustments detailed above	0.13	0.16	0.38	0.62

Non-GAAP (diluted) (9)	$0.50	$0.28	$0.67	$0.92

(1)	Equity plan-related compensation expense is the fair value of all share-based payments to employees for stock options and restricted stock units, and purchases made as a result of the employee stock purchase plans.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased technology is generally amortized over two to five years.
(3)	Other identified intangible assets are generally amortized to operating expense over two to five years. Other identified intangible assets include trade names, customer relationships, and backlog resulting from acquisition transactions.
(4)	Three months ended October 31, 2016: Special charges consist of (i) $354 of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $(19) for EVE litigation costs, and (iii) $1,165 in other adjustments.

Three months ended October 31, 2015: Special charges consist of (i) $3,485 of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $1,122 for EVE litigation costs, (iii) $(203) for severance costs incurred for the voluntary early retirement program, and (iv) $427 in other adjustments.

Nine months ended October 31, 2016: Special charges consist of (i) $2,884 of costs incurred for employee rebalances which include severance benefits and notice pay, (ii) $1,344 for EVE litigation costs, and (iii) $1,708 in other adjustments.

Nine months ended October 31, 2015: Special charges consist of (i) $25,232 of severance costs incurred for the voluntary early retirement program, (ii) $14,188 of costs incurred for employee rebalances which include severance benefits and notice pay, (iii) $3,641 for EVE litigation costs, and (iv) $933 in other adjustments.

(5)	Amount represents loss for an investment accounted for under the equity method of accounting.
(6)	Amount represents the amortization of original issuance debt discount.
(7)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 19% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.
(8)	Adjustment for the impact of amortization of intangible assets, equity plan-related compensation, and income tax expense on noncontrolling interest.
(9)	We have increased the numerator of our diluted earnings per share calculation by $519 for the three and nine months ended October 31, 2016 and 2015 for the dilutive effect of our convertible debt. Corresponding dilutive shares of 2,695 for the three months ended October 31, 2015 and 1,071 for the nine months ended October 31, 2016 are presented in the reconciliation above. Corresponding dilutive shares of 2,496 for the three months ended October 31, 2016 and 2,565 for the nine months ended October 31, 2015 are already included in the GAAP diluted weighted average number of shares outstanding.

11 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(In thousands, except percentages)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP gross profit	$271,326	$243,627	$660,814	$701,518
Reconciling items to non-GAAP gross profit:
Equity plan-related compensation	785	665	2,277	1,981
Amortization of purchased technology	1,828	1,844	5,400	5,496

Non-GAAP gross profit	$273,939	$246,136	$668,491	$708,995

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP gross profit as a percent of total revenues	84.1%	83.9%	82.1%	83.1%
Non-GAAP adjustments detailed above	0.8%	0.8%	1.0%	0.9%

Non-GAAP gross profit as a percent of total revenues	84.9%	84.7%	83.1%	84.0%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP operating expenses	$215,012	$217,939	$610,315	$644,227
Reconciling items to non-GAAP operating expenses:
Equity plan-related compensation	(10,306)	(9,360)	(31,241)	(28,908)
Amortization of other identified intangible assets	(1,462)	(2,364)	(4,536)	(6,817)
Special charges	(1,500)	(4,831)	(5,936)	(43,994)

Non-GAAP operating expenses	$201,744	$201,384	$568,602	$564,508

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP operating income	$56,314	$25,688	$50,499	$57,291
Reconciling items to non-GAAP operating income:
Equity plan-related compensation	11,091	10,025	33,518	30,889
Amortization of purchased technology	1,828	1,844	5,400	5,496
Amortization of other identified intangible assets	1,462	2,364	4,536	6,817
Special charges	1,500	4,831	5,936	43,994

Non-GAAP operating income	$72,195	$44,752	$99,889	$144,487

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP operating income as a percent of total revenues	17.5%	8.8%	6.3%	6.8%
Non-GAAP adjustments detailed above	4.9%	6.6%	6.1%	10.3%

Non-GAAP operating income as a percent of total revenues	22.4%	15.4%	12.4%	17.1%

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
GAAP other income, net and interest expense	$(4,875)	$(4,595)	$(13,176)	$(13,532)
Reconciling items to non-GAAP other income, net and interest expense:
Equity in losses of unconsolidated entities	36	72	81	33
Amortization of original issuance debt discount	1,786	1,663	5,263	4,900

Non-GAAP other income, net and interest expense	$(3,053)	$(2,860)	$(7,832)	$(8,599)

12 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31,	January 31,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$262,762	$334,826
Trade accounts receivable, net	125,453	176,021
Term receivables, short-term	304,081	317,188
Prepaid expenses and other	64,616	70,432

Total current assets	756,912	898,467
Property, plant, and equipment, net	200,781	182,092
Term receivables, long-term	251,416	268,657
Goodwill and intangible assets, net	645,461	644,288
Other assets	79,005	70,860

Total assets	$1,933,575	$2,064,364

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$21,475	$33,449
Notes Payable, current portion	240,865	—
Accounts payable	13,431	16,740
Income taxes payable	5,339	3,966
Accrued payroll and related liabilities	68,189	73,371
Accrued and other liabilities	32,114	37,059
Deferred revenue	213,630	258,725

Total current liabilities	595,043	423,310
Long-term notes payable	5,188	240,076
Deferred revenue, long-term	34,242	18,303
Other long-term liabilities	51,934	62,246

Total liabilities	686,407	743,935

Convertible notes	12,092	—

Stockholders’ equity:
Common stock	708,128	818,683
Retained earnings	547,007	522,846
Accumulated other comprehensive loss	(20,059)	(21,100)

Total stockholders’ equity	1,235,076	1,320,429

Total liabilities and stockholders’ equity	$1,933,575	$2,064,364

13 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND SUPPLEMENTAL INFORMATION

(In thousands, except days sales outstanding)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2016	2015	2016	2015
Operating activities
Net income	$41,762	$13,889	$31,763	$33,996
Depreciation and amortization	15,635	15,765	45,469	45,925
Other adjustments to reconcile:
Operating cash	15,336	6,609	39,527	27,976
Changes in working capital	(58,533)	(8,799)	26,947	14,379

Net cash provided by operating activities	14,200	27,464	143,706	122,276

Investing activities
Net cash used in investing activities	(24,768)	(15,801)	(55,344)	(37,969)

Financing activities
Net cash provided by (used in) financing activities	7,491	(27,993)	(163,317)	(34,580)

Effect of exchange rate changes on cash and cash equivalents	43	(116)	2,891	(1,007)

Net change in cash and cash equivalents	(3,034)	(16,446)	(72,064)	48,720
Cash and cash equivalents at beginning of period	265,796	295,447	334,826	230,281
Cash and cash equivalents at end of period	$262,762	$279,001	$262,762	$279,001

Other data:
Capital expenditures, net	$17,968	$11,301	$43,585	$26,269

Days sales outstanding	120	139

14 of 15

MENTOR GRAPHICS CORPORATION

UNAUDITED SUPPLEMENTAL BOOKINGS AND REVENUE INFORMATION

(Rounded to nearest 5%)

	2017				2016					2015
Product Category Bookings (a)	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	50%	60%	50%	30%	40%	40%	50%	45%	20%	25%	45%	55%	45%
SCALABLE VERIFICATION	15%	20%	15%	20%	25%	30%	15%	15%	20%	25%	25%	20%	20%	20%
INTEGRATED SYSTEMS DESIGN	25%	15%	10%	15%	15%	15%	20%	15%	15%	30%	25%	15%	10%	15%
NEW & EMERGING MARKETS	5%	5%	5%	5%	10%	5%	10%	10%	10%	10%	15%	10%	5%	10%
SERVICES / OTHER	25%	10%	10%	10%	20%	10%	15%	10%	10%	15%	10%	10%	10%	10%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017				2016					2015
Product Category Revenue (b)	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
IC DESIGN TO SILICON	30%	40%	45%	40%	35%	40%	40%	50%	40%	25%	30%	35%	55%	40%
SCALABLE VERIFICATION	20%	25%	20%	25%	30%	25%	25%	15%	25%	35%	25%	20%	20%	25%
INTEGRATED SYSTEMS DESIGN	25%	20%	20%	20%	20%	20%	20%	20%	20%	25%	25%	25%	15%	20%
NEW & EMERGING MARKETS	10%	5%	5%	5%	5%	5%	5%	5%	5%	5%	10%	10%	5%	5%
SERVICES / OTHER	15%	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%	10%	5%	10%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017				2016					2015
Bookings by Geography	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	30%	40%	30%	35%	35%	35%	45%	40%	40%	50%	40%	50%	40%	45%
Europe	25%	20%	10%	15%	25%	30%	20%	20%	25%	15%	25%	15%	15%	15%
Japan	30%	5%	5%	10%	15%	5%	10%	5%	5%	15%	5%	10%	5%	5%
Pac Rim	15%	35%	55%	40%	25%	30%	25%	35%	30%	20%	30%	25%	40%	35%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017				2016					2015
Revenue by Geography	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
North America	40%	40%	45%	45%	50%	40%	40%	40%	45%	50%	45%	50%	40%	45%
Europe	25%	20%	20%	20%	15%	25%	25%	20%	20%	25%	20%	20%	15%	20%
Japan	15%	10%	5%	10%	10%	5%	10%	5%	5%	10%	10%	10%	5%	5%
Pac Rim	20%	30%	30%	25%	25%	30%	25%	35%	30%	15%	25%	20%	40%	30%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017				2016					2015
Bookings by Business Model (c)	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	10%	10%	10%	20%	15%	15%	10%	15%	35%	20%	15%	10%	15%
Term Ratable	15%	10%	5%	10%	10%	10%	10%	10%	10%	20%	10%	5%	5%	10%
Term Up Front	65%	80%	85%	80%	70%	75%	75%	80%	75%	45%	70%	80%	85%	75%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

	2017				2016					2015
Revenue by Business Model (c)	Q1	Q2	Q3	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Perpetual	20%	20%	10%	15%	15%	15%	10%	15%	15%	35%	30%	15%	10%	20%
Term Ratable	15%	15%	10%	10%	10%	10%	10%	5%	10%	10%	10%	10%	5%	5%
Term Up Front	65%	65%	80%	75%	75%	75%	80%	80%	75%	55%	60%	75%	85%	75%

Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

(a)	Product Category Bookings excludes support bookings for all sub-flow categories.
(b)	Product Category Revenue includes support revenue for each sub-flow category as appropriate.
(c)	Bookings and Revenue by Business Model are System and Software only (excludes finance fee).

15 of 15